Exhibit 10.28

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is made by and between Neutral Tandem, Inc. (the “Company”) and John Bullock (the “Executive”).   This Amendment is made as of November 21, 2008.

BACKGROUND

1. The Company and Executive entered into an Employment Agreement dated September 2, 2008 (collectively, the “Agreement”).

2. The parties wish to amend the Agreement to reflect the following change.

THE AGREEMENT

The parties agree as follows:

1. Definitions.  All capitalized terms not defined in this Amendment have the same meanings given to those terms in the Agreement (other than the definitions of “Change in Control” and “Good Reason,” which definitions are amended pursuant to this Amendment as set forth below).

2. Section 6.2. Section 6.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

6.2 Termination Without Cause, Etc.  In the event Executive’s employment hereunder is terminated (i) by the Company without Cause, (ii) by Executive for Good Reason (as defined below), or (iii) by the Company without Cause or by Executive for Good Reason within six (6) months following a Change of Control (as defined below), in each case subject to his compliance with the agreements referred to or set forth in Section 4, (x) any unpaid base salary through the date of termination, and any accrued vacation pay, and (y) severance pay equal to twelve (12) months’ base salary at the salary rate in effect on the date of termination.  Subject to the provisions of Section 7.10(b), any severance payable pursuant to this Section 6.2 shall be paid in equal installments in accordance with the Company’s payroll payment schedule in effect on the date Executive’s employment terminates, provided that any such payment that would (absent this proviso) be made less than sixty (60) days after the date Executive’s employment terminates shall instead be paid on the sixtieth (60th) day after the date Executive’s employment terminates.  It is a condition precedent to the Company’s obligation to make any severance payments to Executive pursuant to this Section 6.2 that Executive executes a general release, in form and substance acceptable to the Board, in favor of the Company, the members of the Board and its other affiliates releasing all claims arising out of Executive’s employment and his termination of employment, and that such release shall be executed (and no longer subject to revocation, if applicable) within sixty (60) days following the date Executive’s employment terminates.

3. Section 6.4(b). Section 6.4(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b) The term “Change of Control” of the Company shall mean any transaction or series of related transactions whether by consolidation, merger, sale or issuance of equity securities, or sale or transfer of all or substantially all of the Company’s assets, or otherwise, in which any one person, or more than one person acting as a group, (i) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company or (ii) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions (excluding any asset transferred to (A) shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (B) an entity, fifty (50) percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty (50) percent or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (ii)(C) of this definition.  This definition is intended to comply with the definitions of “change in ownership” of a corporation and “change in ownership of a substantial portion of the assets” of a corporation set forth in the Treasury Regulations issued under section 409A(a)(2)(A)(v) of the Internal Revenue Code and shall be interpreted in a manner consistent with such intention.

4. Section 6.4(d). Section 6.4(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

(d) The term “Good Reason” shall mean, without Executive’s written consent:  (i) a material adverse change in Executive’s title or the duties assigned to Executive or (ii) any material failure by the Company to comply with its obligations under this Agreement, but in each such case only if Executive has provided notice to the Company of the existence of the condition described in clause (i) or (ii) of this definition within ninety (90) days following of the initial existence of the condition, and the Company has not remedied such condition within thirty (30) days after receiving such notice.

5. Section 7.10(b). Section 7.10(b) of the Agreement is amended by replacing “Prop. Reg. § 1.409A-1(i)” with “section 1.409A-1(i) of the Treasury Regulations” and by replacing “Prop. Reg. § 1.409A-1(h)(ii)” with “section 1.409A-1(h)(1)(ii) of the Treasury Regulations.”

6. Section References. Section titles used in this Amendment have no substantive meaning and are not a part of the parties’ agreement.

7. Successors and Assigns. This Amendment is binding upon and inures to the benefit of the successors and permitted assigns of the parties.

8. Entire Agreement.   Except as expressly modified by this Amendment, the Agreement is and will remain in full force and effect in accordance with its terms and constitutes the legal and binding obligations of the Company and Executive.  This Amendment, including the Agreement, is the complete agreement of the parties and supersedes any prior agreements or representations, whether oral or written, with respect to the subject matter of this Amendment.

The Company and Executive have executed this Amendment as of the date first set forth above.

Neutral Tandem, Inc.			John Bullock

By:	/s/ Richard Monto	By:	/s/ John Bullock
Name:	Richard Monto
Title:	Secretary